UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
April 2, 2007

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-16531 (COMMISSION FILE NUMBER)	06-159-7083 (I.R.S. EMPLOYER IDENTIFICATION NO.)

299 Park Avenue New York, New York 10171 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 21, 2007, General Maritime Corporation (the “Company”) announced a special dividend of $15.00 per share on its common stock. For grantees who received grants in December 2006 of restricted shares of common stock under the Company’s 2001 Stock Incentive Plan, as amended (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company determined, pursuant to the Plan and the grants, to hold the special dividend on such restricted shares in escrow until they vest. Such grantees, however, were provided with an opportunity to surrender their rights to future receipt of the special dividend in return for a grant of additional shares of restricted stock pursuant to an exchange ratio based on the last reported sale price of the common stock on the New York Stock Exchange on March 30, 2007.

On April 2, 2007, the Committee approved grants of restricted shares of the Company’s common stock to the Company’s senior executive officers in consideration of the surrender by such senior executive officers of their rights to future receipt of the special dividend. Peter C. Georgiopoulos, Chairman of the Board, President and Chief Executive Officer of the Company, surrendered his right to future receipt of the special dividend in the amount of $2.3 million and was granted 77,908 shares of restricted stock, with restrictions on all such shares to lapse on November 15, 2016. Restrictions on Mr. Georgiopoulos’ stock will also lapse in full upon his death or disability or a change of control (as defined in the Plan) and will lapse on a monthly straight-line basis if Mr. Georgiopoulos is dismissed without cause or resigns for good reason. John P. Tavlarios, a Director of the Company, and Chief Executive Officer of the Company’s tanker operating subsidiary, General Maritime Management LLC (the “Management Company”), surrendered his right to future receipt of the special dividend in the amount of $450,000 and was granted 15,581 shares of restricted stock. Jeffrey D. Pribor, Chief Financial Officer of the Company, surrendered his right to future receipt of the special dividend in the amount of $300,000 and was granted 10,387 shares of restricted stock. John C. Georgiopoulos, Chief Administrative Officer of the Company, surrendered his right to future receipt of the special dividend in the amount of $150,000 and was granted 5,193 shares of restricted stock. Peter S. Bell, Senior Vice President and Head of the Commercial Department of the Management Company, and Milton H. Gonzales, Jr., Vice President of Technical Operations of the Company, surrendered their rights to future receipt of the special dividend in the amount of $150,000 and $112,500, respectively, and were granted 5,193 and 3,895 shares of restricted stock, respectively. The restrictions applicable to the shares granted to Messrs. Tavlarios, Pribor, John Georgiopoulos, and Bell will lapse ratably in 20% increments on the first five anniversaries of November 15, 2006. The restrictions applicable to the shares granted to Mr. Gonzales will lapse ratably in 25% increments on the first four anniversaries of November 15, 2006. The restrictions applicable to the shares granted to these executives also will lapse in full upon a change of control. In addition, to the extent that such restrictions were scheduled to have lapsed during the one-year period following the executive’s termination of employment due to death or disability, they will lapse immediately prior to any such termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            GENERAL MARITIME CORPORATION
            (Registrant)

            By: /s/ Jeffrey D. Pribor
            Name: Jeffrey D. Pribor
            Title:   Chief Financial Officer

Date: April 2, 2006